Exhibit 99.1
QUESTCOR REPORTS SECOND QUARTER RESULTS
- EPS of $0.12 -
- Net Sales of $24.9 Million -
- Conference Call Today at 4:30 p.m. Eastern -
Union City, CA — July 24, 2008 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the second quarter ended June 30, 2008. Total net sales were $24.9 million and $44.0 million for the three and six month periods ended June 30, 2008, respectively.
Highlights for the Second Quarter 2008
•	Acthar net sales of $24.7 million

•	Acthar shipments of 1,560 vials

•	End user demand for Acthar slightly exceeded the high end of the Company’s expected range of 1,275 to 1,425 vials

•	Initiated basic research funding for infantile spasms

•	Identified several promising new possible therapeutic uses of Acthar

•	Developed a plan for additional funding of studies for several Acthar indications

•	sNDA resubmission for IS on track for filing with FDA in 2008

•	Free Acthar provided to patients under assistance programs now exceeds $13 million
“Questcor continues to very actively support uninsured and underinsured patients through our sponsorship of patient assistance programs,” said Steve Cartt, Questcor’s Executive Vice President, Corporate Development. “As a result, Questcor is not aware of a single patient who needs Acthar but has not been able to access it. This was not true before our strategy change. The total commercial value of Acthar that we have provided free-of-charge to patients since September 2007 through these assistance programs now exceeds $13 million. In addition, because the Company is now economically viable we are able to invest in important medical research and education projects that have the goal of improving patient care. For example, in recent months Questcor has been working closely with the neurology community to identify promising new projects for which the Company can provide needed financial support. We are particularly pleased that we are now able to provide support to leading researchers in their efforts to better understand the underlying disease processes that cause infantile spasms, a subject for which there has been little research funding in recent decades. We are also in discussions with experts in other disease states with high unmet medical needs for which there is a potential therapeutic role for Acthar. As we move into the latter half of 2008, we will focus our efforts on implementing new Acthar-related programs, identifying and funding projects that have the potential to help many more patients in the future,” added Mr. Cartt.
“We continue to successfully execute our Acthar-centric business strategy,” said Don M. Bailey, President and Chief Executive Officer. “Questcor’s results for the second quarter reflect progress with our efforts to ensure rapid patient access to Acthar and a high rate of insurance coverage, which have combined to assist patients and help drive sales growth. Preparations for the resubmission of the Acthar Supplemental New Drug Application for infantile spasms are progressing very well and we continue to expect to hit the year-end goal for filing with the U.S. Food & Drug Administration,” added Mr. Bailey.
Growth Initiatives
The Company’s most important growth initiative is the planned 2008 resubmission to the FDA of the sNDA in support of a new indication for IS. Should the FDA grant approval for this indication, Questcor could begin promoting the use of Acthar in IS, something the Company is presently prohibited from doing. Questcor believes that such promotion has the potential to increase usage of Acthar in IS beyond current levels.
The Company is also currently working on a number of initiatives aimed at developing future growth opportunities for Acthar in therapeutic areas other than IS. These include in-depth evaluation of uses that are currently part of Acthar’s extensive list of on-label indications. For example, the Company has observed some continued usage, as well as favorable insurance coverage, in the subset of MS patients who do not respond to or who cannot tolerate IV corticosteroids, the first-line treatment used by most neurologists for MS flares. Market research indicates that many MS flare patients may be in this subset. In response, Questcor has modestly increased its promotional efforts directed to MS specialists to further explore the potential of this opportunity in the coming months. The Company’s efforts to identify other indications that could provide additional patient benefits and sales growth potential for Acthar has resulted in the identification of several promising candidates. Further decisions regarding these possible new growth opportunities are expected to be made by the fourth quarter of 2008.
Regulatory Activity and Product Development
Acthar is currently approved in the U.S., with labeled indications for the treatment of multiple sclerosis exacerbations and many other conditions. No drug is approved in the U.S. for the treatment of IS, a potentially life-threatening disorder that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition.
Questcor believes that FDA approval for Acthar in the treatment of IS could result in an increase in the number of IS patients treated with Acthar. Approval would allow Questcor to fund education programs to address a possible under-diagnosis of IS. The Company is currently pursuing agency approval of a labeled indication for Acthar in the treatment of IS. Previously, the FDA granted Orphan Designation to Acthar for the treatment of IS. As a result of this Orphan Designation, if Questcor is successful in obtaining FDA approval for the IS indication, Questcor will also qualify for a seven-year exclusivity period during which the FDA is restricted from approving any other ACTH formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar. The Company continues to expect to resubmit its Acthar sNDA filing for IS to the FDA during 2008. Based on communications with the FDA, the Company’s efforts are focused on two major projects involving the compilation and analysis of efficacy data from prior, randomized controlled trials and safety data from prior studies as well as historical patient records.
Development efforts on QSC-001, Questcor’s proprietary, orally-dissolving tablet (ODT) formulation of hydrocodone and acetaminophen (APAP) for the treatment of pain, continued in the second quarter with the goal of starting pivotal trials later this year. In the first quarter Questcor completed market research involving over 100 high-volume prescribers of hydrocodone/APAP and other opioid-based pain products. Physicians participating in the study had positive views of the potential benefits of QSC-001. On average, physicians interviewed indicated that they might substitute up to 27% of their current hydrocodone/APAP prescriptions with QSC-001. Because nearly 120 million prescriptions for hydrocodone/APAP products are written annually in the U.S., QSC-001 could have significant revenue potential.

Acthar Shipment Levels and End User Demand
Acthar end user demand follows a distinct historical pattern of significant quarter-to-quarter variability. This quarter-to-quarter variability is the result of two separate factors — seasonality and normal variation in Acthar end user demand in the treatment of IS. As discussed in more detail in earlier press releases, including the Company’s 2007 year-end release on March 3, 2008, Questcor’s analysis of five years of historic Acthar sales related to IS indicates that end user demand in the first quarter has historically averaged about 15% below the annual average, that end user demand in the third quarter has averaged about 12% above the annual average, and end user demand in the other two quarters has averaged slightly above the annual average. In addition to the seasonal pattern, historic data showed significant variation in quarterly shipments due to the natural variation in the occurrence of IS.
Questcor shipped 1,560 vials of Acthar to its specialty distributor during the second quarter of 2008. The Company estimates that seasonally-adjusted Acthar end-user demand since the implementation of the new Acthar strategy in late August 2007 has been at or slightly above the high end of the Company’s estimated range of 1,275 to 1,425 vials per quarter. As there is significant variability in individual quarters, these averages do not represent predictions of future quarterly results.
Medicaid Rebates and Government Chargebacks
A portion of Acthar’s estimated end user demand is for patients covered under Medicaid and other government-related programs. As required by Federal regulations, Questcor provides rebates related to product dispensed to Medicaid patients. In addition, certain other government agencies are permitted to purchase Acthar for a nominal amount from Questcor’s specialty distributor, which then charges the discount back to Questcor. These rebates and chargebacks are estimated by Questcor each quarter and reduce gross sales in the determination of Questcor’s net sales. The rebate requests for a quarter are generally received and paid in the subsequent quarter. The Company’s gross sales in the second quarter of 2008 were reduced by 30% in the determination of total net sales. The 30% reduction was comprised of 29% to account for estimated Medicaid rebates and government chargebacks and 1% to account for changes in the Company’s estimate of return obligations associated with Acthar product lots that expired in 2007.

Net Income and Income Taxes
Net income applicable to common shareholders totaled $8.8 million, or $0.12 per diluted common share, and $10.1 million, or $0.14 per diluted common share, for the three and six months ended June 30, 2008, respectively.
Non-cash, SFAS 123R share-based compensation expenses for the three and six month periods ended June 30, 2008 totaled $1.2 million and $3.1 million, respectively. Of this amount, $0.6 million, during the second quarter, and $1.8 million, during the six month period, were related to the Company’s Employee Stock Purchase Plan (ESPP). In February 2008, Questcor’s Board of Directors approved a reduction in the offering period of the ESPP from twelve months to three months and eliminated the ability of plan participants to increase their contribution levels during an offering period. These plan changes will be effective during the next offering period that begins on September 1, 2008 and could lead to lower expenses for the ESPP in future periods.
For financial reporting purposes, income tax expense for the three and six month periods ended June 30, 2008 was $5.6 million and $10.1 million, respectively. The Company’s estimated effective tax rate for financial reporting purposes was 39% and 40% for the three and six month periods ended June 30, 2008, respectively. The Company’s second quarter and year to date tax expense for financial reporting purposes includes the benefit of the reversal of a $750,000 valuation allowance associated with a federal net operating loss carry forward available to the Company in 2009. This tax benefit was partially offset by the impact of the difference for financial reporting and tax purposes of deductions associated with stock-based compensation.
Cash, Accounts Receivable and Share Data
In March 2008, the Company’s Board of Directors approved a program to repurchase up to 7 million shares of its common stock. The Company repurchased 1.2 million shares of its common stock for $5.6 million during the quarter ended June 30, 2008. Including the second quarter repurchases, the Company repurchased a total of 2.7 million shares of its common stock for $11.8 million and all of the Company’s outstanding Series A preferred stock for $10.3 million during the six months ended June 30, 2008. Through July 18, 2008, the Company’s total common stock repurchases increased to 3.3 million shares for a total cost of $14.7 million. As of June 30, 2008, Questcor had 69.1 million common shares outstanding.

As of June 30, 2008, Questcor’s cash, cash equivalents and short-term investments totaled $38.9 million and its accounts receivable balance totaled $21.6 million. Questcor’s recently revised agreement with its U.S. Acthar distributor provides for faster payment terms effective for shipments beginning June 1, 2008. As a result, the Company is scheduled to receive payment for two months of shipments during July 2008.
2008 Outlook
Questcor’s overall outlook for 2008 remains unchanged, although the Company currently expects to achieve the upper range of its net sales outlook. Refinements have been made to the Company’s outlook for gross margin, taxes and weighted average shares.
•	If Acthar demand remains in the range experienced since the implementation of the new Acthar strategy, then annual gross sales before reduction for Medicaid rebates and government chargebacks would be approximately $117 million to $130 million;

•	Acthar gross sales resulting from Questcor’s reported shipments will be reduced by approximately 30% related to Medicaid rebates and government chargebacks in the determination of net sales. If Acthar demand remains in the range experienced since the implementation of the new Acthar strategy, this would result in annual net sales of approximately $82 million to $91 million;

•	Gross margins of approximately 91%;

•	Selling, general and administrative expense (excluding non-cash SFAS 123R stock-based compensation expense) of approximately $15 million to $17 million;

•	Research and development expenses (excluding non-cash SFAS 123R stock-based compensation expense) of approximately $10 million to $14 million resulting from Questcor’s efforts related to its Acthar submission to the FDA for the treatment of IS, Questcor’s support of external research, and the continued efforts related to the development of QSC-001;

•	Non-cash SFAS 123R stock-based compensation expense of approximately $4.5 million resulting from stock option grants, restricted stock grants, and Questcor’s employee stock purchase plan;

•	Excluding the impact of the second quarter reversal of the valuation allowance discussed above, the Company estimates that its 2008 effective tax rate for financial reporting purposes will be approximately 42%. However, the Company continues to estimate that actual tax payments associated with the Company’s 2008 taxable income will be paid at a rate of approximately 18% because of the Company’s ability to utilize net operating loss carryforwards available to offset a portion of the Company’s 2008 taxable income. The Company has made estimated tax payments of $3.8 million for the six months ended June 30, 2008 associated with the Company’s estimated 2008 tax obligations;

•	Diluted weighted average shares of 72 million to 74 million. These amounts do not include the impact of any future repurchases of common stock by Questcor.
Conference Call Details
The Company will host a conference call today to discuss these results at 4:30 p.m. ET/1:30 p.m. PT. Don Bailey, President and Chief Executive Officer, Steve Cartt, Executive Vice President, Corporate Development, and George Stuart, Senior Vice President, Finance and Chief Financial Officer will host the call.
To participate in the live call by telephone, please dial (800) 218-0713 from the U.S. or (303) 262-2130 from outside the U.S. Please use conference ID number 11116387#. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11116387#. An archived webcast will also be available at www.questcor.com for 90 days.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement its strategy and business model for Acthar, the introduction of competitive products, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals, volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to retain key management personnel, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Tables to follow)

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008		2007
Net sales	$24,898	$4,144		$44,030	$7,845
Cost of sales (exclusive of amortization of purchased technology)	2,190	914		3,509	1,764

Gross profit	22,708	3,230		40,521	6,081
Gross margin	91%	78%		92%	78%
Operating costs and expenses:
Selling, general and administrative	4,855	4,747		9,921	10,297
Research and development	3,555	951		5,526	2,091
Depreciation and amortization	123	125		245	248

Total operating costs and expenses	8,533	5,823		15,692	12,636

Income (loss) from operations	14,175	(2,593)		24,829	(6,555)
Other income (expense):
Interest income	244	181		608	391
Other income (expense), net	—	247		11	240
Gain on sale of product rights	—	448		—	448

Total other income	244	876		619	1,079

Income (loss) before income taxes	14,419	(1,717)		25,448	(5,476)
Income tax expense	5,625	—		10,113	—

Net income (loss)	8,794	(1,717)		15,335	(5,476)
Deemed dividend on Series A preferred stock	—	—		5,267	—

Net income (loss) applicable to common shareholders	$8,794	$(1,717)		$10,068	$(5,476)

Net income (loss) per share applicable to common shareholders:	$0.12	$(0.03	$	_ 0.04	$(0.12

Basic	$0.13	$(0.02)		$0.14	$(0.08)

Diluted	$0.12	$(0.02)		$0.14	$(0.08)

Shares used in computing net income (loss) per share applicable to common shareholders:
Basic	69,205	68,989		69,576	68,882

Diluted	72,889	68,989		73,496	68,882

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$20,476	$15,939
Short-term investments	18,418	14,273

Total cash, cash equivalents and short-term investments	38,894	30,212
Accounts receivable, net of allowance for doubtful accounts of $118 and $57 at June 30, 2008 and December 31, 2007, respectively	21,587	23,639
Inventories, net	2,446	2,365
Prepaid expenses and other current assets	563	778
Deferred tax assets	8,525	14,879

Total current assets	72,015	71,873
Property and equipment, net	443	522
Purchased technology, net	3,819	3,967
Goodwill	299	299
Deposits and other assets	710	744
Deferred tax assets	1,043	1,043

Total assets	$78,329	$78,448

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,969	$1,777
Accrued compensation	973	1,945
Sales-related reserves	12,402	8,176
Income taxes payable	—	1,330
Other accrued liabilities	1,576	1,492

Total current liabilities	17,920	14,720
Lease termination and deferred rent liabilities	1,675	1,869
Other non-current liabilities	3	7
Preferred stock, no par value, 7,500,000 shares authorized; none and 2,155,715 Series A shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively (aggregate liquidation preference of $10,000 at December 31, 2007)	—	5,081
Shareholders’ equity:
Common stock, no par value, 105,000,000 shares authorized; 69,066,449 and 70,118,166 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	100,316	108,387
Accumulated deficit	(41,602)	(51,670)
Accumulated other comprehensive gain	17	54

Total shareholders’ equity	58,731	56,771

Total liabilities, preferred stock and shareholders’ equity	$78,329	$78,448

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30,
	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$15,335	$(5,476)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation expense	3,088	792
Deferred income taxes	6,354	—
Amortization of investments	(354)	—
Depreciation and amortization	244	248
Loss on disposal of equipment	—	12
Gain on sale of product rights	—	(448)
Changes in operating assets and liabilities:
Accounts receivable	2,052	568
Inventories	(81)	551
Prepaid expenses and other current assets	215	256
Accounts payable	1,192	(783)
Accrued compensation	(972)	(190)
Sales-related reserves	4,226	(319)
Income taxes payable	(1,330)	—
Other accrued liabilities	84	(57)
Other non-current liabilities	(198)	8

Net cash flows provided by (used in) operating activities	29,855	(4,838)

INVESTING ACTIVITIES
Purchase of property and equipment	(17)	(65)
Acquisition of purchased technology	—	(300)
Purchase of short-term investments	(31,714)	(14,897)
Proceeds from the sale and maturities of short-term investments	27,886	7,250
Net proceeds from sale of product rights	—	448
Changes in deposits and other assets	34	(11)

Net cash flows used in investing activities	(3,811)	(7,575)

FINANCING ACTIVITIES
Issuance of common stock, net	671	407
Repurchase of Series A preferred stock	(10,348)	—
Repurchase of common stock	(11,830)	—

Net cash flows provided by (used in) financing activities	(21,507)	407

Increase (decrease) in cash and cash equivalents	4,537	(12,006)
Cash and cash equivalents at beginning of period	15,939	15,937

Cash and cash equivalents at end of period	$20,476	$3,931

CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
IR2@Questcor.com
Don Bailey
Steve Cartt
510-400-0700
EVC Group
Doug Sherk
415-896-6820
Dahlia Bailey
415-896-5862